Exhibit 2

TRUST AGREEMENT

FOR

THE NEW SWANK, INC. RETIREMENT PLAN

ESOP COMPONENT

Reliance Trust Company

Trustee

1100 Abernathy Road

500 Northpark Building, Suite 400

Atlanta, GA 30328

404-266-0663

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	(c) Funding Policy	8
	(d) Authorized Investments	8
	(e) Registration of Company Stock	9
4.2	Investment Managers	9
	(a) Appointment	9
	(b) Contractual Arrangement	9
	(c) Trustee’s Duties	9
	(d) Trustee Discretion and Responsibility	10
	(e) Termination of Appointment	10
4.3	Investment Committee	10
4.4	Manner and Authorization of Directions	10
	(a) Notice	10
	(b) Authorization to Direct	10
4.5	Authorization of Designee(s)	11

ARTICLE V POWERS OF TRUSTEE		12
5.1	General Authority	12
5.2	Specific Powers	12
	(a) Purchase of Property	12
	(b) Disposition of Property	12
	(c) Retention of Cash	12
	(d) Exercise of Owner’s Rights	12
	(e) Voting Company Stock	12
	(f) Non-Voting Decisions Affecting Company Stock	13
	(g) Registration of Investments	13
	(h) Borrowing	13
	(i) Qualified Pooled Investments	14
	(j) Execution of Instruments	14
	(k) Settlement of Claims and Debts	14
	(l) Employment of Agents, Advisers and Counsel	14
	(m) Power to Do Any Necessary Act	14
5.3	Prohibited Transactions	15

ARTICLE VI ADMINISTRATION		16
6.1	Accounting by Trustee	16
	(a) Books and Records	16
	(b) Accounting and Valuations	16
	(c) Release	16
	(d) Valuation of Company Stock	17
	(e) Reliance on Recordkeeper	17
6.2	Expenses	17

ARTICLE VII REMOVAL AND RESIGNATION OF TRUSTEE; SUCCESSOR TRUSTEE		18
7.1	Removal and Resignation	18
7.2	Final Accounting	18

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ARTICLE VIII AMENDMENT OF TRUST; TERMINATION OF PLAN		19
8.1	Amendment of Trust	19
	(a) Right to Amend	19
	(b) Exclusive Benefit	19
8.2	Termination of Plan	19

ARTICLE IX MISCELLANEOUS		20
9.1	Nonalienation of Benefits	20
9.2	Exclusive Benefit	20
9.3	Effect of Plan	20
9.4	Entire Agreement	20
9.5	Notices	20
9.6	Liability for Predecessor or Successor	22
9.7	Liability for Acts of Others	22
9.8	Indemnification	22
9.9	Controlling Law	22
9.10	Effective Date	22

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TRUST AGREEMENT

THIS TRUST AGREEMENT (this “Agreement”) is entered into on this 3rd day of February, 2012 by and between Swank, Inc. (the “Company”) and Reliance Trust Company (the “Trustee”).

WITNESSETH:

WHEREAS, the Company adopted the Swank, Inc. Employee Stock Ownership Plan amended and restated effective January 1, 1985 (“Prior ESOP No. 1”); the Swank, Inc. Employee Stock Ownership Plan No.2 amended and restated effective January 1, 1985 (“Prior ESOP No. 2”; “Prior ESOP No. 1” and “Prior ESOP No. 2” are hereinafter collectively referred to as the “Prior ESOPs”) and the Swank, Inc. Savings Plan, amended and restated effective January 1, 1985 (“Prior 401(k) Plan”); and

WHEREAS, in connection with Prior ESOP No. 1, the Company entered into a trust agreement known as the Swank, Inc. Employees’ Stock Ownership Trust (the “Prior ESOP No. 1 Trust”); in connection with Prior ESOP No. 2, the Company entered into a trust agreement known as the Swank, Inc. Employees’ Stock Ownership Trust No. 2 (the “Prior ESOP No. 2 Trust”); and in connection with the Prior 401(k) Plan, the Company entered into a trust agreement known as the Swank, Inc. Savings Trust (the “Prior 401(k) Trust”); and

WHEREAS, the Company merged the Prior ESOPs with the Prior 401(k) Plan and restated the Prior ESOPs and the Prior 401(k) Plan as one plan to be known as The New Swank, Inc. Retirement Plan (the “Plan”); and

WHEREAS, the Company amended and restated the Plan effective as of January 1, 2011; and

WHEREAS, the Company amended and restated The New Swank, Inc. Retirement Plan Trust Agreement, effective as of June 22, 2011; and

WHEREAS, the Company entered into an Agreement and Plan of Merger among Randa Accessories Leather Goods LLC, a Delaware limited liability company, Swing Acquisition LLC, a Delaware limited liability company (“Intermediate Sub”), Swing Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Intermediate Sub (“Merger Sub”), and the Company, dated as of February 3, 2012, for the purpose of consummating a merger of Merger Sub with and into the Company (the “Merger”); and

WHEREAS, in connection with the Merger, the Company appointed Reliance Trust Company (the “Trustee”) to serve as discretionary trustee of the ESOP and KSOP Accounts, as described in the Plan (the “ESOP Component”), effective as of February 3, 2012; and

WHEREAS, the Company desires to enter into this trust agreement (hereinafter called the “Trust Agreement”) to apply solely to the ESOP Component the Plan.

NOW, THEREFORE, the Company and the Trustee hereby mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

The following words and phrases, when used herein with an initial capital letter, shall have the meanings set forth below unless a different meaning plainly is required by the context. Any reference to a section number shall refer to a section of this Agreement unless otherwise specified.

1.1	Administrator means the Committee provided for in Article IX of the Plan.

1.2	Beneficiary means any person designated under the terms of the Plan to receive benefits payable upon the death of a Participant.

1.3	Code means the Internal Revenue Code of 1986, as amended.

1.4	Company Stock means the common stock of the Company or any other qualifying employer security within the meaning of ERISA § 407(d)(5).

1.5	Custodian means Reliance Trust Company, which shall also serve as custodian for the Trust Fund. To the extent any assets are held by any custodian other than Reliance Trust, such party shall also be considered a Custodian for the Trust.

1.6	Company means Swank, Inc. and its successors that adopt the Plan.

1.7	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.8	Investment Committee means a committee, which may be established to direct the Trustee with respect to investment of the Trust Fund.

1.9	Investment Manager means any person, corporation or other organization or association appointed by the Administrator pursuant to the terms of § 4.2 to manage, acquire or dispose of all or a portion of the assets of the Trust.

1.10	Participant means an employee or former employee of a Participating Company who has an account balance under the Plan.

1.11	Participating Company means the Company and any of its affiliates that have adopted or hereafter may adopt the Plan for the benefit of its employees and which continue to participate in the Plan.

1.12	Plan means The New Swank, Inc. Retirement Plan, as such plan may be amended from time to time.

1.13	Recordkeeper means the Plan’s duly appointed recordkeeper and any of their respective agents or assigns, including processing agents. The Administrator shall notify the Trustee of the identity of the Recordkeeper and shall promptly notify the Trustee of any change in the identity of the Recordkeeper.

1.14	Registration-Type Class of Securities means a class of securities that is required to be registered under Section 12 of the Securities Exchange Act of 1934 or would be required to be so registered except for the exemption from registration provided in Section 12(g)(2)(H) of the Securities Exchange Act of 1934.

1.15	Trust means the trust established by this Agreement.

1.16	Trust Fund means the total amount of cash and other property held from time to time under this Agreement.

1.17	Trustee means Reliance Trust Company.

ARTICLE II

ESTABLISHMENT OF THE TRUST

2.1	Trust Established.

The Company hereby establishes with the Trustee, as a funding medium for the ESOP Component of the Plan, a Trust consisting of the Trust Fund and such earnings, profits, increments, additions and appreciation thereto and thereon as may accrue from time to time.

2.2	Limit of Participating Companies’ Interests.

(a)	No Right To Reversion. Except as provided in subsection (b) hereof and except as provided by ERISA, the Participating Companies shall not have any right, title, interest, claim or demand whatsoever in or to the funds held by the Trustee, other than the right to a proper application thereof and accounting therefor by the Trustee as provided herein, nor shall any funds revert to any Participating Company, except as permitted by ERISA or required by the Code for qualification of the Plan.

(b)	Return of Contributions. Any other provisions of this Agreement or the Plan notwithstanding, if and to the extent permitted by the Code, ERISA and other applicable laws and regulations thereunder, upon the Company’s request, a contribution (i) made by a mistake in fact, or (ii) conditioned upon the deductibility of the contribution under Code § 404, shall be returned to the specified Participating Company within 1 year after the mistaken payment of the contribution or the disallowance of the deduction (to the extent disallowed), whichever is applicable.

2.3	Trustee Compensation.

The Trustee shall be entitled to compensation for its services under this Agreement at such rates as from time to time the Trustee and the Company shall agree in writing.

The Trustee shall retain for its own account, as additional compensation under this Agreement, earnings (i.e., “float”) on amounts received from the Trust Fund before such amounts are invested pursuant to this Agreement and on amounts held pending distribution.

(a)	Contributions and Purchases. The timing of cash investment is dependent upon the Recordkeeper and their reconciliation of funds received into the trust. If Trustee receives payroll contributions by performing an ACH (Automated Clearing House) debit to Company’s bank account, this cash will generally be invested within 24 hours. If funds are sent to Trustee via wire, ACH or check, the investment of these funds will generally occur within 36 hours of receipt. Company may review the service contract with the Recordkeeper to identify specific standards concerning the timing of investment purchases. Trustee will earn Fed Funds income on money received from the date of deposit at Trustee until the date the monies are wired in payment of investment purchases in the account, or settlement date. Company may monitor and compute the amount of income earned by Trustee by reviewing the date of deposit (as reported on the account statements) versus the settlement date of the purchase(s).

(b)	Distributions and Sales. Generally, Trustee will wire funds within 24 hours of the funds becoming available as a result of sale settlements. In the case of participant distribution checks or other trust checks, the Trustee earns income from the date cash is made available in the trust account until the date a check is cashed. Trustee will generally issue checks within 48 hours of receipt of both cash and complete payment instructions. Company may compute the amount of interest income Trustee earns on cash awaiting distribution by reviewing the trust account and participant distribution activity, i.e., date cash received or made available for distribution, date wired out of the trust or otherwise the date each participant check was cashed, times the per-diem Fed Funds rate.

(c)	Rate. The Fed Funds target rate is published in the Wall Street Journal.

ARTICLE III

DUTIES OF TRUSTEE

3.1	Duties.

It shall be the duty of the Trustee hereunder:

(a)	Receipt of Contributions. To receive any contributions paid to it under this Agreement in cash, shares of Company Stock or in other property acceptable to the Trustee. The Trustee shall not be responsible for the calculation or collection of any contribution required to be paid by a Participating Company to the Trustee under the Plan, but shall be responsible only for property actually received by it pursuant to this Agreement;

(b)	Management of Funds. To hold, invest, reinvest, manage and administer (except as otherwise provided herein) all contributions so received, together with the income therefrom and any other increment thereon, for the exclusive benefit of Participants and their Beneficiaries in accordance with the terms of this Agreement;

(c)	Distributions. From time to time, on the written direction of the Administrator, or such other means of direction as mutually agreed upon by the Trustee and the Administrator, to make payments or distributions out of the Trust Fund to persons in the manner and amounts as may be specified in the directions of the Administrator, and upon any payments being made, the amount thereof shall no longer constitute a part of the Trust Fund. The Administrator assumes all responsibility with respect to all directions and the application of payments or distributions provided the Trustee complies with its responsibilities under this Agreement. The Trustee is under no duty to enforce payments of any contributions to the Trust Fund and is not responsible for the adequacy of the Trust Fund to meet and discharge any or all liabilities arising in connection with the Plan or the Trust.

i.	Missing Participant: In the event that any payment ordered by the Administrator is mailed by the Trustee to a Participant or his Beneficiary specified in such order to the last known address of such person filed with the Administrator and is then returned to the Trustee because such person cannot be located at such address, the Trustee shall promptly notify the Administrator. Upon the expiration of sixty (60) days after such notification the order shall become void and, unless and until a further order is received from the Administrator by the Trustee with respect to such payment, the Trustee shall thereafter continue to administer the Trust Fund as if the order had not been made by the Administrator. The Trustee shall not be obligated to search for or ascertain the whereabouts of any Participant or his Beneficiary.

ii.	Dispute: In the event that any dispute arises as to the persons to whom the payment of any funds or delivery of any assets shall be made by the Trustee, the Trustee may withhold payment or delivery until the dispute has been determined by a court of competent jurisdiction or has been settled by the parties concerned and may, in its sole discretion, submit the dispute to a court of competent jurisdiction.

(d)	Records. To keep such accounts and records and make such reports and disclosures as shall be required under this Agreement;

(e)	Acceptance of Rollovers. At the direction of the Administrator, to accept a contribution of cash distributed or distributable to a Participant from another employee benefit plan qualified under Code § 401(a), or from an individual retirement account or annuity described in Code § 408. The Administrator shall be solely responsible for determining that any such contribution represents an eligible rollover contribution within the meaning of Code § 402(c)(4) or Code § 408(d)(3)(A)(ii).

3.2	Maintenance of Participant Accounts.

The Administrator shall maintain accounts and appropriate subaccounts in accordance with the Plan.

ARTICLE IV

INVESTMENT OF TRUST ASSETS

4.1	Investments.

(a)	General Investment Power. Subject to the provisions of this Article IV, the Trustee agrees to invest with the care, skill and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with such matters pursuant to the Plan and this Agreement would use in the conduct of an enterprise of a like character with like aims.

(b)	Investment Authority. The Trustee, subject to the terms of the Plan and the Agreement and the provisions of ERISA, shall have the authority to invest and reinvest the principal and income of the Trust Fund without distinction between principal and income, in securities or in property, real, personal, or mixed and wherever situated, whether or not productive of income, as the Trustee shall deem advisable, in its sole discretion. Without limiting the foregoing, the Trustee may purchase, acquire, obtain, retain, sell, transfer, pledge, hypothecate or encumber any authorized investment (as defined in Subsection (d) below) as the Trustee shall deem advisable in its sole discretion.

(c)	Funding Policy. The Trustee shall invest the assets of the Trust Fund primarily in Company Stock, to the extent Company Stock is available; otherwise, the normal investment goals and objectives of the Trustee are capital growth, conservation of principal, and production of income through the receipt of interest or dividends from investments.

(d)	Authorized Investments. “Authorized investment” as used in this Agreement shall mean bonds, debentures, notes or other evidences of indebtedness; stocks (regardless of class) or other evidences of ownership, in any corporation mutual investment fund, investment company, association or business trust; annuity contracts (other than life annuity contracts), guaranteed income contracts, and savings accounts and certificates and interest-bearing deposits in any depository institution (including the Trustee or any affiliate of the Trustee); group trusts or collective investment funds permitted for any retirement plans qualified under Code § 401(a) (including those maintained by the Trustee or its affiliates); any single trust or group trust or collective investment fund which may hold securities issued by the Company or its affiliates; covered call options, put options, and financial futures contracts, irrespective of whether the securities or property are of a character authorized from time to time by applicable state law for trust investments. “Authorized investment” shall include Company Stock; provided, however, that in no event is the Trustee required to invest in Company Stock if the Trustee makes a good faith determination that the investment would be contrary to ERISA § 406 or Code § 4975. Notwithstanding the foregoing, “authorized investment” shall not include any securities issued by a Participating Company or any affiliate of a Participating Company unless the securities are “qualifying employer securities” within the meaning of ERISA § 407(d)(5), nor shall it include any real property leased to or used by a Participating Company or any affiliate of a Participating Company unless the real property is “qualifying employer real property” within the meaning of ERISA § 407(d)(4).

(e)	Registration of Company Stock. In the event the Trustee intends to dispose of any Company Stock held in the Trust Fund under circumstances which require registration of such securities under applicable federal or state securities or banking laws, the Company, at its own expense, will take or cause to be taken any and all such action as may be necessary or appropriate to effect such registration.

4.2	Investment Managers.

(a)	Appointment. The Administrator may, but shall not be required to, appoint one or more Investment Managers to manage all or a portion of the assets of the Trust Fund. Each such Investment Manager shall be either (i) registered as an investment adviser under the Investment Advisers Act of 1940; (ii) a bank, as defined in such Act; or (iii) an insurance company qualified to perform the services of Investment Manager under the laws of more than one state. The Administrator shall obtain from any Investment Manager so appointed by it a written statement (i) acknowledging that such Investment Manager is or on the effective date of its appointment will become a fiduciary within the meaning of ERISA § 3(21)(A) with respect to the Trust assets under its management; (ii) certifying that such Investment Manager has the power to manage, acquire or dispose of Trust assets in the manner contemplated by the contract or other written instrument by which its appointment is or will be effected; and (iii) certifying that it is either an investment adviser, a bank or an insurance company which is qualified to be appointed as an Investment Manager under this Agreement.

(b)	Contractual Arrangement. The Administrator shall enter into a written contract or agreement with each such Investment Manager in connection with its appointment as such, and such contract shall be subject to such terms and conditions and shall grant to the Investment Manager such authority and responsibilities in the management of the applicable assets of the Trust as the Administrator deems appropriate under the circumstances. Without limiting the generality of the foregoing, such contract may establish investment objectives for the assets of the Trust under the management of the Investment Manager and may limit the types of investments that may be acquired with such Trust assets.

(c)	Trustee’s Duties. With respect to the Trust assets the management of which has been delegated to an Investment Manager, the Trustee shall follow and carry out the instructions of the appointed Investment Manager with respect to the acquisition, disposition and reinvestment of such Trust assets, including instructions relating to the exercise of all ownership rights in such assets, and the Trustee shall not be under any obligation to invest or otherwise manage any assets under the management of the Investment Manager, or to vote any proxies attributable to the securities purchased or held at the direction of or held by or subject to the control of an Investment Manager in the absence of directions from the Investment Manager.

(d)	Trustee Discretion and Responsibility. The Trustee shall have no discretion with respect to and shall not be liable for the investment or reinvestment of that portion of the Trust Fund invested by or under the direction of the Investment Manager or for any acts or omissions of the Investment Manager or for following or taking or refraining from taking any action at any direction of the Investment Manager given prior to receipt by the Trustee of written notice from the Company of revocation of the termination of the appointment of the Investment Manager, or for the failure of the Investment Manager to give a direction or for any act or omission in connection with that failure. The Trustee is under no duty to make any review of investments acquired for the Plan at the direction or order of an Investment Manager or its delegates or to make any recommendation with respect to disposing of or continuing to retain any such investment. The Trustee shall not be responsible for the prudence of any investment of Trust assets by an Investment Manager.

(e)	Termination of Appointment. Upon the termination of the appointment of an Investment Manager, the Trustee shall be responsible for investing the assets formerly under the management of the terminated Investment Manager in accordance with the terms of this Agreement unless the Administrator appoints a new Investment Manager with respect to such assets or merges or combines such assets with assets managed by another Investment Manager.

4.3	Investment Committee.

In the event an Investment Committee is designated by the Company, the Trustee shall, unless the Company shall otherwise direct the Trustee in writing, invest and reinvest all of the Trust Fund in the manner that the Investment Committee shall direct the Trustee; provided, however, that the Trustee shall only be subject to proper directions of the Investment Committee which are made in accordance with the terms of the Plan and this Agreement and are not contrary to ERISA. The Company may direct in writing that only a portion of the Trust Fund shall be invested and reinvested as the Investment Committee shall direct, in which case the Trustee shall invest and reinvest the balance of the Trust Fund pursuant to Section 4.1 above.

4.4	Manner and Authorization of Directions.

(a)	Notice. A written notice to the Trustee, to the extent authorized in and given in accordance with the terms and conditions of the Plan, is the notice of the person giving it, and the Trustee may rely upon the notice and the authenticity and genuineness thereof and of the signatures thereon, and the authority of the person or persons executing and delivering it, without making inquiry in regard thereto. The Trustee is not charged with any notice whatsoever unless given in accordance with the Plan, including, without limitation, notification of any changes in the identity or authority of any fiduciary (other than the Trustee) or any other person acting in regard to the Plan.

(b)	Authorization to Direct. Persons authorized to give directions to the Trustee on behalf of the Administrator shall be identified to the Trustee by written notice from the Company and such notice shall contain specimens of the authorized signatures. The Trustee shall be entitled to rely upon such written notice as evidence of the written identity and authority of the person(s) appointed until a written cancellation of the appointment is received by the Trustee.

4.5	Authorization of Designee(s).

The Administrator and, if designated, the Investment Committee may each appoint one or more designees to act on their behalf. If a designee (or designees) is appointed, the appropriate committee shall furnish the Trustee with written documentation of the appointment and a specimen signature of each designee. The Trustee shall be entitled to rely upon such documentation until the Trustee is notified otherwise in writing.

ARTICLE V

POWERS OF TRUSTEE

5.1	General Authority.

Subject to Article IV, the Trustee shall receive, hold, manage, convert, sell, exchange, invest, reinvest, disburse and otherwise deal with the assets of the Trust, including contributions to the Trust and the income and profits therefrom, without distinction between principal and income and in the manner and for the uses and purposes set forth in the Plan and as hereinafter provided.

5.2	Specific Powers.

In the management of the Trust, the Trustee shall have the following powers in addition to the powers customarily vested in trustees by law and in no way in derogation thereof and shall exercise such powers in its sole discretion in relation to any portion of the Trust Fund for which it has investment responsibility or discretion, or as directed, to the extent investment responsibility or discretion is assigned to an Investment Manager or the Investment Committee:

(a)	Purchase of Property. With any cash at any time held by it, to purchase or subscribe for any authorized investment (as defined in § 4.1(d)) and to retain the same in trust;

(b)	Disposition of Property. To sell, exchange, transfer or otherwise dispose of any property at any time held by it;

(c)	Retention of Cash. To hold cash without interest in administrative accounts for contribution and distribution processing in such amounts as may be reasonable and necessary for the proper operation of the Plan and the Trust;

(d)	Exercise of Owner’s Rights. Subject to Subsection (e) below, to vote any stocks, bonds, or other securities except for those securities held at the direction of an Investment Manager as described in § 4.2 of this Agreement; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights, or other options and to make any payments incidental thereto; to oppose or to consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or charges in connection therewith; and generally exercise any of the powers of an owner with regard to stocks, bonds, securities or other property held as part of the Trust Fund;

(e)	Voting Company Stock.

(1)	In accordance with the requirements of ERISA, the Trustee shall (i) with respect to shares held in Old ESOP Voting Shares Contributions Account, New ESOP Voting Shares Contributions Account and KSOP Voting Shares Contributions Account (as defined in the Plan), vote or exercise voting or other rights appurtenant thereto, solely in accordance with the provisions of Section 5.3 of the Plan; and (ii) with respect to shares held in Old ESOP Non-Voting Shares Contributions Account, New ESOP Non-Voting Shares Contributions Account and KSOP Non-Voting Shares Contributions Account, vote or exercise voting or other rights appurtenant thereto, solely in accordance with the provisions of Section 5.4 of the Plan.

(2)	If a Participant or Beneficiary is entitled to direct the voting of shares of Company Stock allocated to his account pursuant to the above Subsection (1), the following procedures shall apply:

(A)	The Company shall furnish the Trustee, Participants, and Beneficiaries with notices and other information statements when voting or other rights as to Company Stock are to be exercised.

(B)	A Participant or Beneficiary shall submit to the Trustee a proxy or such other form provided by the Company containing the Participant’s or Beneficiary’s confidential information as to the manner of voting shares of Company Stock allocated to his account. The Trustee shall not disclose the confidential voting directions of any individual Participant or Beneficiary to the Company.

(C)	Whole shares of Company Stock allocated to accounts for which the Trustee has received instructions from Participants or Beneficiaries shall be voted in accordance with those instructions.

(D)	The combined fractional shares and fractional rights to shares of Company Stock held in accounts, if any, shall be voted to the extent possible in the same proportion as whole shares of Company Stock held in such accounts are directed to be voted by Participants or Beneficiaries.

(f)	Non-Voting Decisions Affecting Company Stock. To determine all decisions affecting Company Stock held under the Trust which do not involve voting of such Company Stock. In accordance with the requirements of ERISA, the Trustee shall acquire or dispose of (i) shares held in Old ESOP Voting Shares Contributions Account, New ESOP Voting Shares Contributions Account and KSOP Voting Shares Contributions Account, solely in accordance with the provisions of Section 5.3 of the Plan; and (ii) shares held in Old ESOP Non-Voting Shares Contributions Account, New ESOP Non-Voting Shares Contributions Account and KSOP Non-Voting Shares Contributions Account, solely in accordance with the provisions of Section 5.4 of the Plan;

(g)	Registration of Investments. To cause any stock, bond, other security or other property held as part of the Trust to be registered in its own name or in the name of one or more of its nominees; provided, the books and records of the Trustee shall at all times show that all such investments are part of the Trust;

(h)	Borrowing. To the extent authorized by the Administrator in writing, borrow or raise money for the purposes of the Trust in such amounts, and upon such terms and conditions, as the Trustee in its absolute discretion may deem advisable; and, for any sum so borrowed, to issue its promissory note as Trustee and to secure the repayment thereof by pledging all or any part of the Trust Fund; and no person lending money to the Trustee shall be bound to see to the application of the money lent or to inquire into the validity, expediency or propriety of any such borrowing;

(i)	Qualified Pooled Investments. To transfer, at any time and from time to time, all or any part of the Trust Fund to, or withdraw the same from, any pooled investment fund or group or collective trust, invested in similar types of securities or other investments, maintained by a bank or trust company (including, if applicable, the Trustee) supervised by a state or federal agency, which has been determined by the Internal Revenue Service to be a qualified trust or fund exempt from federal income tax under Code § 501(a) and which has been established to permit separate pension and profit sharing trusts qualified under Code § 401(a) to pool some or all of their funds for investment purposes; to the extent the Trust Fund is invested in such a pooled fund or group or collective trust, the terms of the instrument establishing such pooled fund or group or collective trust are made a part of this Agreement as fully as if set forth at length herein; the commingling of assets of this Trust with assets of other qualified participating trusts in such pooled funds or group or collective trusts is specifically authorized;

(j)	Execution of Instruments. To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments which may be necessary or appropriate to carry out the powers herein granted;

(k)	Settlement of Claims and Debts. To settle, compromise, or submit to arbitration any claims, debts, or damages due or owing to or from the Trust, to commence or defend suits or legal or administrative proceedings and to represent the Trust in all suits and legal and administrative proceedings, provided, however, that the Company shall have the right to participate in such suits and legal and administrative proceedings, assisted by counsel of its own choosing, and the Trustee shall not compromise, settle, default on or admit liability without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed;

(l)	Employment of Agents, Advisers and Counsel. To employ suitable agents, actuaries, accountants, investment advisers, brokers and counsel, and to pay their reasonable expenses and compensation. Counsel may be counsel to the Company, and such counsel’s advice may be sought on any legal matter including the interpretation of this Agreement and the Plan. The Trustee shall be fully protected in acting on advice of counsel to the Company, if such counsel is acting on behalf of the Company; and

(m)	Power to Do Any Necessary Act. To do all acts which it may deem necessary or proper and to exercise any and all powers of the Trustee under the Plan and this Agreement upon such terms and conditions as it may deem in the best interests of the Trust.

5.3	Prohibited Transactions.

Notwithstanding the provisions of § 5.2, in no event shall the Trustee exercise any powers under the Plan or this Agreement in a manner that will constitute a prohibited transaction, as defined in Code § 4975 or in ERISA § 406, for which an exemption does not exist.

ARTICLE VI

ADMINISTRATION

6.1	Accounting by Trustee.

(a)	Books and Records. The Recordkeeper generally shall be responsible for keeping accurate and detailed records of all investments, receipts and disbursements and other transactions hereunder, including such specific records as shall be required by law and such additional records as may be agreed upon in writing between the Administrator and the Trustee. All books and records relating thereto shall be open to inspection and audit at all reasonable times by any person or persons designated by the Administrator or the Company. The Trustee shall promptly provide copies of such books or records to any persons designated by the Administrator.

(b)	Accounting and Valuations. Following the close of each Plan year of the Plan, or more frequently as the Administrator may reasonably request, and after the effective date of the removal or resignation of the Trustee, the Trustee shall file with the Administrator and/or its authorized designees a written statement setting forth (a) all investments, receipts, disbursements and other transactions effected by it during such year or during the period beginning as of the close of the last preceding year to the date of such removal or resignation, and (b) the determination of the Trustee of the net income or net loss of the Trust Fund for such Plan year or during the period beginning as of the close of the last preceding year to the date of such removal or resignation and the determination of the Trustee of the fair market value of the assets of the Trust Fund as of such date. The Trustee shall deliver such statement in a timely manner to permit the preparation of Participant statements or to provide for the orderly replacement of the Trustee, as the case may be. Except as may be required by statute or by regulations published by federal government agencies with respect to reporting and disclosure, as may be required pursuant to the terms of the Plan or this Agreement or as reasonably may be requested by the Administrator or the Company, no person shall have the right to demand or to be entitled to any further or different accounting by the Trustee.

(c)	Release. Except with respect to alleged breaches of fiduciary responsibility under ERISA or of this Agreement, or alleged acts of bad faith, willful misconduct or gross negligence, upon the expiration of ninety (90) days from the date of its final accounting under § 7.2, the Trustee shall forever be released and discharged from any liability or accountability to anyone with respect to the propriety of its acts or transactions shown in such account, except with respect to any acts or transactions as to which the Administrator, within such 90-day period, shall file with the Trustee its written disapproval. In the event such disapproval is filed, and unless the matter is compromised by agreement between the Trustee and the Administrator, the Trustee shall file its statement covering the period from the date of the last annual statement to which no objection was made in any court of competent jurisdiction for audit or adjudication. With respect to alleged breaches under ERISA, the Trustee shall be entitled to rely upon the statutes of limitations set forth therein.

(d)	Valuation of Company Stock. All valuations of Company Stock that are not readily tradable on an established securities market with respect to activities carried on by the Plan must be made by an independent appraiser selected by the Trustee. The Trustee shall be responsible for reviewing and accepting, in accordance with the fiduciary requirements of ERISA, the appraisal prepared by the independent valuation firm and the factors and assumptions relied on by the independent valuation firm in preparing the appraisal.

(e)	Reliance on Recordkeeper. The Trustee shall be entitled to rely on the Recordkeeper and any Custodian, other than the Trustee, for the maintenance and provision of all records (including participant loan records) specified in this Section 6.1.

6.2	Expenses.

The expenses incurred by the Trustee in the performance of its duties hereunder, including fees for legal services rendered to the Trustee, compensation of the Trustee and all other proper charges and disbursements of the Trustee, including all personal property taxes, income taxes and other taxes of any and all kinds whatsoever, that may be levied or assessed under existing or future laws upon or in respect of the Trust or any money, property or security forming a part of the Trust Fund, shall be paid by the Trustee from the Trust Fund, and the same shall constitute a charge upon the Trust Fund, unless the Company pays the same or any part thereof. To the extent a Participating Company pays any expenses that are properly payable from the Trust Fund, the Trustee shall reimburse the Participating Company from the Trust Fund if requested to do so by the Participating Company. The Company agrees that it shall promptly pay for any services required of Trustee that may arise after the resignation or removal of the Trustee based on the Trustee’s then prevailing fee schedule. This provision shall survive the termination of this Agreement.

ARTICLE VII

REMOVAL AND RESIGNATION OF TRUSTEE;

SUCCESSOR TRUSTEE

7.1	Removal and Resignation.

The Company may remove the Trustee at any time upon 30 days’ written notice delivered to the Trustee. The Trustee may resign at any time upon 30 days’ written notice delivered to the Company.

7.2	Final Accounting.

In any such case, the Company shall notify the Trustee of the appointment of a successor trustee, and the Trustee shall convey and deliver to such successor trustee all of the assets of the Trust Fund. Within ninety (90) days after any such removal or resignation of the Trustee, the Trustee shall make a final accounting to the Company and the Administrator as of the effective date of such removal or resignation pursuant to the terms of § 6.1.

ARTICLE VIII

AMENDMENT OF TRUST; TERMINATION OF PLAN

8.1	Amendment of Trust.

(a)	Right to Amend. The Company and the Trustee may by written agreement amend this Agreement at any time or from time to time, and any such amendment by its terms may be retroactive.

(b)	Exclusive Benefit. Notwithstanding the foregoing, no amendment shall be made which would authorize or permit any assets of the Trust Fund, other than such assets as are required to pay taxes and administration expenses, to be used for or diverted to purposes other than the exclusive benefit of Participants or their Beneficiaries, except that this Agreement may be amended retroactively and to affect the benefits of Participants and their Beneficiaries if necessary to cause the Plan and Trust to be or remain qualified and exempt from income taxes under the Code.

8.2	Termination of Plan.

In the event of termination of the Plan, the Trustee shall continue to hold the Trust, to be applied and distributed in accordance with the terms of the Plan.

ARTICLE IX

MISCELLANEOUS

9.1	Nonalienation of Benefits.

Except as provided under the provisions of the Plan relating to loans to Participants and to qualified domestic relations orders and to the extent permitted by law, neither the benefits payable from the Trust Fund nor any interest in any of the assets of the Trust Fund shall be subject in any manner to the claim of any creditor of a Participant or Beneficiary, or to any legal process by any creditor of such Participant or Beneficiary; and neither a Participant nor any Beneficiary shall have any right to alienate, commute, anticipate or assign any right to benefits payable from or any interest in the Trust, except as provided in the Plan.

9.2	Exclusive Benefit.

Except as otherwise provided in the Plan and this Agreement, no part of the Trust hereunder shall be used for or diverted to any purpose other than for the exclusive benefit of Participants and Beneficiaries or the payment of expenses as herein provided.

9.3	Effect of Plan.

The Trustee is not a party to the Plan, and in no event shall the terms of the Plan, either expressly or by implication, be deemed to impose upon the Trustee any power or responsibility other than as set forth in this Agreement. In the event of any conflict between the provisions of the Plan and this Agreement, this Agreement shall be deemed to be incorporated into and be a part of the Plan, and the terms of this Agreement shall control over any inconsistent terms of the Plan. The Trustee shall not be a named fiduciary under the Plan and shall not have the authority to interpret the Plan.

9.4	Entire Agreement.

This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no other agreements or understandings between the parties relating to the subject matter hereof other than those set forth or provided for herein.

9.5	Notices.

Notices, directions and other communications provided in writing shall be mailed to the parties at the following addresses:

If to the Company:
Swank, Inc. 90 Park Avenue New York, New York 10016
	Attention:	John Tulin, Chief Executive Officer
	Facsimile:	(212) 867-0203

Swank, Inc.
656 Joseph Warner Boulevard
Taunton, Massachusetts 02780
	Attention:	Jerold R. Kassner, Chief Financial Officer
	Facsimile:	(508) 977-4403

with a copy to:

Troutman Sanders LLP The Chrysler Building
405 Lexington Avenue
New York, NY 10174
	Attention:	William D. Freedman, Esq.
	Facsimile:	(212) 704-5935

If to the Administrator:

Swank, Inc. 656 Joseph Warner Boulevard
Taunton, Massachusetts 02780
	Attention:	Jerold R. Kassner, Chief Financial Officer
	Facsimile:	(508) 977-4403

with a copy to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
	Attention:	William D. Freedman, Esq.
	Facsimile:	(212) 704-5935

If to the Trustee:

Reliance Trust Company P.O. Box 28166 Atlanta, Georgia 30358
Attn: Howard L. Kaplan

with a copy to:

Bryan Cave LLP One Atlantic Center Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, GA 30309-3488 Attn: Steven G. Schaffer

9.6	Liability for Predecessor or Successor.

Except as required under ERISA, no successor trustee hereunder in any way shall be liable or responsible for any actions or omissions of any prior trustee in the administration of the Trust or the assets comprising the Trust prior to the date such successor trustee assumes its obligations hereunder, nor shall any prior trustee in any way be liable or responsible for any actions or omissions of any successor trustee.

9.7	Liability for Acts of Others.

The Trustee shall not be liable for the acts or omissions of the Company, the Recordkeeper, any Custodian other than Trustee, the Administrator, the Investment Committee or any Investment Manager except with respect to any acts or omissions of any such party in which the Trustee participates or which the Trustee undertakes to conceal, and which constitutes a breach of fiduciary responsibility of such party.

9.8	Indemnification.

In the event that the Trustee incurs any liability, loss, claim, suit or expense (including reasonable attorneys’ fees) in connection with or arising out of its provision of services under this Agreement or its status as Trustee hereunder, regardless of whether such expenses arise during the term of the Trustee’s appointment as Trustee, then the Company shall indemnify and hold the Trustee harmless from and against such liability, loss, claim, suit or expense, except to the extent such liability, loss, claim, suit or expense arises as a result of the bad faith, willful misconduct, or negligence of the Trustee in the performance of the responsibilities specifically allocated to it by the terms of this Agreement, or the breach by the Trustee of its duties under ERISA. The Trustee shall hold the Company harmless against any loss, claim, suit or expense as a result of a the bad faith, willful misconduct, or negligence of the Trustee, or for the breach by the Trustee of any service covered by this Agreement or its duties under ERISA. The indemnification provided by this Section shall survive the termination of this Agreement.

9.9	Controlling Law.

This Agreement shall be construed according to the laws of the State of New York, except to the extent superseded by ERISA or any other federal law.

9.10	Effective Date.

This Agreement shall be effective on and after February 3, 2012.

Execution in Counterpart.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Trustee have caused this Agreement to be signed by their duly authorized officers or representatives as of the day first written above.

COMPANY

/s/	John Tulin

By:	John Tulin

Title:	CEO

RELIANCE TRUST COMPANY

/s/	Howard L. Kaplan

By:	Howard L. Kaplan

Title:	Senior Vice President